Exhibit 99.1

Interactive Intelligence Reports Fourth-Quarter and Full Year 2011 Financial Results

-	4Q total orders grow 17 percent year-over-year; 2011 total orders grow 28 percent year-over-year
-	4Q cloud-based orders grow 500 percent year-over-year; 2011 cloud-based orders grow 179 percent year-over-year
-	Cloud-based orders grow to 23 percent of total orders in 2011, more than double the 11 percent of total orders in 2010
-	2011 recurring revenue increases 33 percent year-over-year and represents 44 percent of total revenue

INDIANAPOLIS, Feb. 1, 2012 -- Interactive Intelligence Group Inc. (Nasdaq: ININ), a global provider of unified IP business communications solutions, has announced financial results for its fourth quarter and full year ended Dec. 31, 2011.

“Market demand was strong and we executed well during the fourth quarter, a combination that provided a strong finish to a year with record revenues,” said Interactive Intelligence founder and CEO, Dr. Donald Brown. “In 2011, we firmly established Interactive Intelligence as a vendor-of-choice at the high end of the contact center market. We continue to consistently grow faster than the overall market with our on-premise solutions and are emerging as a leader with our cloud-based offering.

“We show ever-increasing momentum among customer cloud deployments, which is the highest growth segment of our market. In 2012, we plan to capitalize on this momentum and step up investments to further enhance our brand recognition, extend our product capabilities and gain additional market share.

“Our order mix is expected to continue shifting toward the cloud, which combined with strategic investments in sales, marketing and development is expected to reduce our reported profitability from a near-term perspective. However, we’re confident in the long-term viability of our business model, and our ability to generate shareholder value. We’re addressing a multi-billion dollar market opportunity, and we’re taking focused action to grow the business for long-term financial success driven by increasing recurring revenue,” concluded Brown.

Fourth-Quarter 2011 Financial Highlights:
-
Orders: Total orders increased 17 percent year-over-year, with cloud-based orders up over 500 percent year-over-year. The company signed 101 new customers during the fourth quarter of 2011, up 29 percent from 78 new customers during the same period in 2010, including 12 new customers for its cloud-based offering during the fourth quarter of 2011, up from 8 during the same period in 2010.

-
Revenue: Total revenues were $57.7 million, with non-GAAP revenue of $58.0 million, an increase of 14 percent on a year-over-year basis. Recurring revenues, which include both maintenance contracts and cloud-based subscriptions, increased 23 percent to $24.4 million and accounted for 42 percent of total revenues. Cloud-based revenues increased 61 percent year-over-year to $3.8 million. Product revenues were $27.3 million and service revenues were $6.0 million, up 9 percent and 4 percent, respectively, compared to the fourth quarter of last year.

-
Operating Income: GAAP operating income for the fourth quarter was $6.5 million, with an operating margin of 11.3 percent, compared to $9.1 million and an operating margin of 18.0 percent for the fourth quarter 2010. Non-GAAP operating income was $8.7 million with an operating margin of 15.0 percent, compared to $10.5 million and an operating margin of 20.7 percent for the fourth quarter of 2010. The year-over-year decline in operating margin was primarily due to the shift toward cloud-based orders, which are recognized ratably over the life of the contract, and away from on-premise product orders, which are typically recognized as revenue on an upfront basis.

-
Net Income: GAAP net income for the fourth quarter was $4.6 million based on a 30.0 percent effective tax rate, and includes an adjustment of the full year effective tax rate down to 33.4 percent. This compares to GAAP net income of $7.1 million based on a 22.3 percent effective tax rate for the same period last year. GAAP diluted earnings per share (EPS) for the fourth quarter was $0.23 based on 19.9 million weighted average diluted shares outstanding, compared to $0.37 based on 19.3 million shares outstanding for the same period last year. Non-GAAP net income for the fourth quarter was $7.3 million based on a 16.6 percent effective tax rate, compared to $10.4 million based on a 0.5 percent effective tax rate for the same period last year.  Non-GAAP EPS for the fourth quarter was $0.37, compared to $0.54 for the same period last year.

Full Year 2011 Financial Highlights:
-
Orders: Total orders increased 28 percent compared to 2010, with product orders up 11 percent and cloud-based orders up 179 percent year-over-year. The company signed 301 new customers in 2011, up 16 percent from 259 new customers during 2010, including 42 new cloud customers during 2011, up 91 percent from 22 new customers during 2010. Cloud-based orders were 23 percent of total orders in 2011, up from 11 percent of total orders in 2010.

-
Revenue: Total revenues were $209.5 million, with non-GAAP revenue of $210.1 million, an increase of 26 percent on a year-over-year basis. Recurring revenues, which include both maintenance contracts and cloud-based subscriptions, increased 33 percent to $91.4 million and accounted for 44 percent of total revenues. Cloud-based revenues increased 96 percent year-over-year to $12.2 million. Product revenues were $94.7 million and service revenues were $23.4 million, up 19 percent and 32 percent, respectively, compared to 2010.

-
Operating Income: GAAP operating income was $21.6 million, with an operating margin of 10.3 percent, compared to $23.4 million and an operating margin of 14.1 percent for 2010. Non-GAAP operating income was $29.3 million, with an operating margin of 13.9 percent, compared to $27.8 million and an operating margin of 16.7 percent for 2010.

The year-over-year decline in operating margin was primarily due to the shift toward cloud-based orders, which are recognized ratably over the life of the contract, and away from on-premise product orders, which are typically recognized as revenue on an upfront basis.

-
Net Income: GAAP net income was $14.8 million based on a 33.4 percent effective tax rate, compared to $14.9 million based on a 34.0 percent effective tax rate for 2010.  GAAP EPS was $0.74 based on 19.9 million weighted average diluted shares outstanding, compared to $0.79 based on 18.9 million shares outstanding for 2010. Non-GAAP net income was $24.9 million based on a 16.7 percent effective tax rate, compared to $26.5 million based on a 1.8 percent effective tax rate for 2010 and non-GAAP EPS was $1.25, compared to $1.40 for 2010.

-
Deferred Revenue: Total deferred revenue was $75.4 million as of Dec. 31, 2011, up 39 percent from $54.1 million at the end of 2010. Unrecognized future cloud contracts were $34.6 million as of Dec. 31, 2011, up 172 percent from $12.6 million at the end of 2010.

-
Cash and Cash Flow: As of Dec. 31, 2011, the company had cash and cash equivalents and investments of $92.5 million, an increase compared to $85.9 million at the end of 2010. During 2011, the company generated operating cash of $21.4 million and used $13.4 million for acquisitions and $13.3 million for purchase of property and equipment, including significant fourth-quarter purchases to support facilities expansions and cloud operations.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial statement tables included with this press release. An explanation of these measures is also included below under the heading “Non-GAAP Measures.”

Additional Fourth Quarter and Full Year 2011 Highlights:
-	For the fourth quarter of 2011, the company had 6 orders over $1.0 million and 31 additional orders over $250,000, compared to 5 and 26, respectively, during the same period last year.

-	For the full year 2011, the company had 17 orders over $1.0 million and 96 additional orders over $250,000, compared to 19 and 71, respectively, for 2010.

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The company launched Customer Interaction Center™ (CIC) version 4.0, a major new release of its flagship all-in-one IP communications software suite, which added real-time speech analytics, increased scalability, Web portal access, and a private cloud deployment model.

-	The company launched Quick Spin, a cloud-based communications-as-a-service trial program, providing a risk-free introduction to sophisticated applications with set-up time in minutes.

-	The company was named among the Top 500 Software and Service Providers by Software Magazine for the eleventh consecutive year.

-	The company was positioned in the Leaders Quadrant in Gartner’s Magic Quadrant for Contact Center Infrastructure, Worldwide report for the fourth consecutive year.

-	The company was honored by Frost & Sullivan with its Company of the Year, Contact Center Systems North America award for the second consecutive year.

-	The company was ranked by Forbes Magazine among America’s Best Small Companies for the second consecutive year.

Interactive Intelligence will host a conference call today at 4:30 p.m. Eastern time (EST) to review the company’s financial results for the fourth quarter and year end 2011. To access the teleconference, please dial 1 877.324.1969 at least five minutes prior to the start of the call. Ask for the teleconference by the following name: "Interactive Intelligence fourth-quarter earnings call."

The teleconference will also be broadcast live on the company's investor relations' page at http://investors.inin.com. An archive of the teleconference will be posted following the call.

About Interactive Intelligence
Interactive Intelligence Group Inc. (Nasdaq: ININ) is a global provider of contact center automation, unified communications, and business process automation software and services. The company’s unified IP business communications solutions, which can be deployed on-premise or via the cloud, are ideal for industries such as financial services, insurance, outsourcers, collections, and utilities. Interactive Intelligence was founded in 1994 and has more than 4,000 customers worldwide. The company is among Forbes Magazine’s 2011 Best Small Companies in America and Software Magazine’s 2011 Top 500 Global Software and Service Providers. It employs more than 1,000 people and is headquartered in Indianapolis, Indiana. The company has offices throughout North America, Latin America, Europe, Middle East, Africa and Asia Pacific. Interactive Intelligence can be reached at +1 317.872.3000 or info@inin.com; on the Net: www.inin.com.

Non-GAAP Measures
The non-GAAP measures shown in this release include revenue which was not recognized on a GAAP basis due to purchase accounting adjustments and exclude non-cash stock-based compensation expense for stock options, the amortization of certain intangible assets related to acquisitions by the company and non-cash income tax expense. Reconciliations of these non-GAAP measures to the most directly comparable GAAP measures are included with the financial information included in this press release. These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. Stock-based compensation expense and amortization of intangibles related to acquisitions are non-cash and certain amounts of income tax expense are non-cash. Management believes that the presentation of non-GAAP results, when shown in conjunction with corresponding GAAP measures, provides useful information to management and investors regarding financial and business trends related to the company's results of operations. Further, management believes that these non-GAAP measures improve management's and investors' ability to compare the company's financial performance with other companies in the technology industry. Because stock-based compensation expense, non-cash income tax expense amounts and amortization of intangibles related to acquisitions can vary significantly between companies, it is useful to compare results excluding these amounts. Management also uses financial statements that exclude stock-based compensation expense related to stock options, non-cash income tax amounts and amortization of intangibles related to acquisitions for its internal budgets.

This release may contain certain forward-looking statements that involve a number of risks and uncertainties. Among  the factors that could cause actual results to differ materially are the following: rapid technological changes in the industry; the company's ability to maintain profitability; to manage successfully its growth; to manage successfully its increasingly complex third-party relationships resulting from the software and hardware components being licensed or sold with its solutions; to maintain successful relationships with certain suppliers which may be impacted by the competition in the technology industry; to maintain successful relationships with its current and any new partners; to maintain and improve its current products; to develop new products; to protect its proprietary rights adequately; to successfully integrate acquired businesses; and other factors described in the company's SEC filings, including the company's latest annual report on Form 10-K.

Interactive Intelligence is the owner of the marks INTERACTIVE INTELLIGENCE, its associated LOGO and numerous other marks. All other trademarks mentioned in this document are the property of their respective owners.

ININ-G

Contacts:
Stephen R. Head
Chief Financial Officer
Interactive Intelligence
+1 317.715.8412
steve.head@inin.com

Seth Potter
Investor Relations
ICR, Inc.
+1 646.277.1230
seth.potter@icrinc.com

Christine Holley
Senior Director of Market Communications
Interactive Intelligence
+1 317.715.8220
christine.holley@inin.com

###

Interactive Intelligence Group, Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)
Revenues:
Product	$27,287	$25,045	$94,738	$79,817
Recurring	24,437	19,898	91,411	68,740
Services	5,951	5,707	23,377	17,758
Total revenues	57,675	50,650	209,526	166,315
Costs of revenues:
Product	5,818	7,369	25,095	23,868
Recurring	6,227	5,223	23,801	16,991
Services	4,600	3,005	16,389	9,788
Amortization of intangible assets	35	35	140	83
Total cost of revenues	16,680	15,632	65,425	50,730
Gross profit	40,995	35,018	144,101	115,585
Operating expenses:
Sales and marketing	18,339	13,134	63,039	47,072
Research and development	9,522	7,786	35,626	28,349
General and administrative	6,284	4,800	22,729	16,584
Amortization of intangible assets	306	184	1,066	211
Total operating expenses	34,451	25,904	122,460	92,216
Operating income	6,544	9,114	21,641	23,369
Other income (expense):
Interest income, net	134	111	434	340
Other income (expense)	(118)	(118)	144	(1,146)
Total other income (expense)	16	(7)	578	(806)
Income before income taxes	6,560	9,107	22,219	22,563
Income tax expense	1,965	2,033	7,421	7,662
Net income	$4,595	$7,074	$14,798	$14,901

Net income per share:
Basic	$0.24	$0.39	$0.79	$0.85
Diluted	0.23	0.37	0.74	0.79

Shares used to compute net income per share:
Basic	18,908	17,956	18,714	17,563
Diluted	19,850	19,302	19,885	18,894

Interactive Intelligence Group, Inc.
Reconciliation of Supplemental Financial Information
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Total revenues, as reported	$57,675	$50,650	$209,526	$166,315
Purchase accounting adjustments	315	80	525	92
Non-GAAP total revenues	$57,990	$50,730	$210,051	$166,407

Recurring revenues, as reported	$24,437	$19,898	$91,411	$68,740
Purchase accounting adjustments	309	80	471	88
Non-GAAP recurring revenues	$24,746	$19,978	$91,882	$68,828

Recurring revenues gross profit as reported	$18,210	$14,675	$67,610	$51,749
Purchase accounting adjustments	309	80	471	88
Non-cash stock-based compensation expense	89	68	422	227
Non-GAAP recurring revenues gross profit	$18,608	$14,823	$68,503	$52,064
GAAP recurring revenues gross margin	74.5%	73.8%	74.0%	75.3%
Non-GAAP recurring revenues gross margin	75.2%	74.2%	74.6%	75.6%
	.
Services revenues, as reported	$5,951	$5,707	$23,377	$17,758
Purchase accounting adjustments	35	25	101	94
Non-GAAP services revenues	$5,986	$5,732	$23,478	$17,852

Services revenues gross profit as reported	$1,351	$2,702	$6,988	$7,970
Purchase accounting adjustments	6	-	54	4
Non-cash stock-based compensation expense	35	25	101	94
Non-GAAP services revenues gross profit	$1,392	$2,727	$7,143	$8,068
GAAP services revenues gross margin	22.7%	47.3%	29.9%	44.9%
Non-GAAP services revenues gross margin	23.3%	47.6%	30.4%	45.2%

Operating income, as reported	$6,544	$9,114	$21,641	$23,369
Purchase accounting adjustments	849	388	2,331	475
Non-cash stock-based compensation expense	1,294	974	5,298	3,979
Non-GAAP operating income	$8,687	$10,476	$29,270	$27,823
GAAP operating margin	11.3%	18.0%	10.3%	14.1%
Non-GAAP operating margin	15.0%	20.7%	13.9%	16.7%

Net income, as reported	$4,595	$7,074	$14,798	$14,901
Purchase accounting adjustments:
Increase to revenues:
Recurring	309	80	471	88
Services	6	-	54	4
Reduction of operating expenses:
Customer Relationships	261	139	886	166
Technology	35	35	140	83
Non-compete agreements	45	45	180	45
Acquisition Costs	193	89	600	89
Total	849	388	2,331	475
Non-cash stock-based compensation expense:
Cost of recurring revenues	89	68	422	227
Cost of services revenues	35	25	101	94
Sales and marketing	394	256	1,677	1,230
Research and development	374	297	1,570	1,178
General and administrative	402	328	1,528	1,250
Total	1,294	974	5,298	3,979
Non-cash income tax expense	522	1,978	2,434	7,176
Non-GAAP net income	$7,260	$10,414	$24,861	$26,531

Diluted EPS, as reported	$0.23	$0.37	$0.74	$0.79
Purchase accounting adjustments	0.04	0.02	0.12	0.03
Non-cash stock-based compensation expense	0.07	0.05	0.27	0.21
Non-cash income tax expense	0.03	0.10	0.12	0.37
Non-GAAP diluted EPS	$0.37	$0.54	$1.25	$1.40

Interactive Intelligence Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	Year Ended
	December 31,
	2011	2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$28,465	$48,300
Short-term investments	40,589	37,582
Accounts receivable, net	56,331	36,130
Deferred tax assets, net	8,952	5,499
Prepaid expenses	11,474	7,456
Other current assets	4,966	4,989
Total current assets	150,777	139,956
Long-term investments	23,415	-
Property and equipment, net	18,304	10,336
Deferred tax assets, net	-	2,765
Goodwill	22,696	11,371
Intangible assets, net	15,029	11,001
Other assets, net	2,581	803
Total assets	$232,802	$176,232

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$16,545	$16,364
Accrued compensation and related expenses	8,870	6,553
Deferred product revenues	3,870	3,350
Deferred services revenues	57,423	43,281
Total current liabilities	86,708	69,548
Long-term deferred revenues	14,141	7,420
Deferred tax liability, net	1,688	-
Other long-term liabilities	291	-
Total liabilities	102,828	76,968

Shareholders' equity:
Preferred stock	-	-
Common stock	190	182
Additional paid-in-capital	119,644	103,837
Accumulated other comprehensive loss	(193)	(290)
Retained earnings (accumulated deficit)	10,333	(4,465)
Total shareholders' equity	129,974	99,264
Total liabilities and shareholders' equity	$232,802	$176,232

Interactive Intelligence Group, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Year Ended
	December 31,
	2011	2010
	(unaudited)
Operating activities:
Net income	$14,798	$14,901
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation, amortization and other non-cash items	6,915	4,621
Stock-based compensation expense	5,298	3,979
Tax benefits from stock-based payment arrangements	(3,336)	(6,285)
Deferred income tax	(524)	(245)
Accretion of investment income	(1,165)	(235)
Gain on disposal of fixed assets	4	-
Changes in operating assets and liabilities:
Accounts receivable	(13,313)	(2,040)
Prepaid expenses	(2,888)	(1,423)
Other current assets	(85)	(1,054)
Other assets	(1,778)	(114)
Accounts payable and accrued liabilities	(782)	10,350
Accrued compensation and related expenses	(918)	1,370
Deferred product revenues	489	(2,329)
Deferred services revenues	18,675	7,201
Net cash provided by operating activities	21,390	28,697

Investing activities:
Sales of available-for-sale investments	73,119	21,815
Purchases of available-for-sale investments	(98,205)	(42,978)
Purchases of property and equipment	(13,280)	(5,478)
Acquisition, net of cash	(13,376)	(15,328)
Net cash used in investing activities	(51,742)	(41,969)

Financing activities:
Proceeds from stock options exercised	6,671	6,440
Proceeds from issuance of common stock	510	350
Tax benefits from stock-based payment arrangements	3,336	6,285
Net cash provided by financing activities	10,517	13,075

Net decrease in cash and cash equivalents	(19,835)	(197)
Cash and cash equivalents, beginning of period	48,300	48,497
Cash and cash equivalents, end of period	$28,465	$48,300

Cash paid during the period for:
Interest	$3	$1
Income taxes	2,835	853

Other non-cash item:
Purchases of property and equipment payable at end of period	$70	$23

Supplemental Data
(in thousands, except per share amounts)
(unaudited)

	2010					2011
	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total

Margins (GAAP):
Product	69.6%	70.0%	70.0%	70.6%	70.1%	70.2%	73.9%	69.9%	78.7%	73.5%
Recurring	78.5%	75.2%	74.1%	73.8%	75.3%	74.5%	73.6%	73.2%	74.5%	74.0%
Services	34.4%	48.6%	46.0%	47.3%	44.9%	40.3%	28.0%	27.9%	22.7%	29.9%
Overall	70.3%	69.8%	69.0%	69.1%	69.5%	68.1%	68.9%	66.7%	71.1%	68.8%

Year-over-year Revenue Growth (GAAP):
Product	20.7%	10.6%	32.5%	38.5%	26.0%	31.5%	33.7%	7.3%	9.0%	18.7%
Recurring	18.8%	23.2%	15.7%	34.4%	23.2%	30.3%	35.1%	45.7%	22.8%	33.0%
Services	10.7%	35.0%	41.6%	91.3%	44.5%	87.7%	30.4%	26.3%	4.3%	31.6%
Overall	18.8%	18.0%	26.1%	41.2%	26.6%	36.3%	33.9%	24.6%	13.9%	26.0%

Orders:
Over $1 million	3	2	9	5	19	3	5	3	6	17
Between $250,000 and $1 million	11	18	16	26	71	24	27	14	31	96

Number of new customers	71	62	48	78	259	65	81	54	101	301

Average new customer order:
Overall	$135	$178	$318	$225	$206	$275	$240	$316	$257	$267
Cloud-based	535	446	617	139	401	488	282	3,691	689	720